As filed with the Securities and Exchange Commission on February 4, 2026

Registration Nos:  333-266700
333-255827
333-248624
333-231632
333-228578
333-224438

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-266700
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-255827
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-248624
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231632
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-228578
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224438

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dayforce, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-3231686
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(Address of Principal Executive Offices) (Zip Code)

Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (amended and restated as of April 1, 2022)
2013 Ceridian HCM Holding Inc. Stock Incentive Plan
Ceridian Holding Corp. 2007 Stock Incentive Plan

(Full Title of the Plan)

William E. McDonald, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Dayforce, Inc.
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
Telephone: (952) 853-8100

(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Bradley C. Reed, P.C.
Cole Parker, P.C.
Brett R. Nelson
Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Dayforce, Inc., a Delaware corporation (or its legal predecessors, as applicable, the “Registrant”):

●
Registration Statement (File No. 333-266700), filed on August 9, 2022, registering 4,501,754 shares of common stock of the Registrant under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (amended and restated as of April 1, 2022).

●
Registration Statement (File No. 333-255827), filed on May 6, 2021, registering 4,397,296 shares of common stock of the Registrant under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (amended and restated as of April 1, 2022).

●
Registration Statement (File No. 333-248624), filed on September 4, 2020, registering 4,199,089 shares of common stock of the Registrant under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (amended and restated as of April 1, 2022).

●
Registration Statement (File No. 333-231632), filed on May 21, 2019, registering 4,196,193 shares of common stock of the Registrant under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (amended and restated as of April 1, 2022).

●
Registration Statement (File No. 333-228578), filed on November 28, 2018, registering 2,500,000 shares of common stock of the Registrant under the Ceridian HCM Holding Inc. Global Employee Stock Purchase Plan.

●
Registration Statement (File No. 333-224438), filed on April 25, 2018, registering (i) 13,500,000 shares of common stock under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (amended and restated as of April 1, 2022), (ii) 12,137,411 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan, (iii) 529,800 shares of common stock issuable pursuant to vested and unvested restricted stock units outstanding under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan, (iv) 5,000 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the Ceridian Holding Corp. 2007 Stock Incentive Plan and (v) the resale and reoffer of 5,703,037 shares of common stock issued to certain directors and officers of the Company named in this registration statement upon the exercise of options or pursuant to vesting/conversion of restricted stock units issued under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of August 20, 2025, among Dayforce Bidco, LLC (f/k/a Dawn Bidco, LLC), a Delaware limited liability company (“Parent”), Dawn Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on February 4, 2026, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of these Post-Effective Amendments all of such securities the Registrant registered that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 4, 2026.

DAYFORCE, INC.

By:	/s/ William E. McDonald
	Name:	William E. McDonald
	Title:	Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.